Exhibit 10.12
    CONFIDENTIAL

Ms. Stacey Kennedy             Lausanne, June 12, 2023

Dear Stacey,

We are pleased to confirm your assignment to the PMI Global Services Inc. in Stamford, United States.

Overview of Assignment

You will be assigned from your employer Philip Morris Services S.A. (“Home Company”) to PMI Global Services Inc. (“Host Company”). During this assignment you will be based in Stamford, United States and will work as President Americas Region and CEO of PMI’s U.S. Business.

Employment with Home Company

During the assignment you will continue to be an employee of the Home Company and your employment contract with the Home Company will remain in effect as amended and supplemented by this letter. The provisions of the PMI Global Long Term Assignment Guidelines – Strategic (as they may be amended or re-issued from time to time) (“Global Guidelines”) will also apply to your assignment.

Commencement and Duration of Assignment

The assignment will be effective as of July 1st, 2023 or, if later, the date of issue of your work permit, and is expected to continue for a period of 36 months, although no commitment can be given as to its exact duration. The Company may decide at any time to end your assignment in the host location. As the end of the expected 36 months period approaches, and should your assignment not have ended earlier, your assignment will be reviewed in order for the Company to determine the next steps.

Home Country/Point of Origin

Your Home Country, for the purpose of your remuneration package, shall be deemed to be Switzerland. Your point of origin for the purposes of Home Leave will be deemed as Geneva, Switzerland.

Direction and Control

During your assignment, the Home Company will remain your employer, however, you will be subject to the direction and control of the Host Company and you must comply with the rules, policies, procedures and working practices of the Host Company, as well as all applicable laws of the Host Country. Your reporting manager, Chief Executive Officer PMI will define your day to day activities and participate in your performance appraisal for the period of this assignment.

Throughout the assignment, you must not represent yourself as conducting business on behalf of the Home Company and you are expressly not authorized to bind the Home Company in any way. Throughout your assignment you must comply with the “Guidelines on Business Practice for Assignees” attached to this letter at Annex “A”.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Salary, Bonuses and other Allowances

Your annual base salary of CHF 750,000.-- (“Base Salary”) corresponding to your grade, which is 24 will continue to be administered by the Home Company.

You will continue to be entitled to participate in the PMI Variable Compensation Programs, subject to applicable rules.

Your assignment package will be calculated in accordance with the Global Guidelines and is notified to you separately. The assignment package is reviewed on an ongoing basis in accordance with the provisions of the Global Guidelines.

Medical Plan

You and any Accompanying Family Members (as defined in the Global Guidelines) will be provided with medical insurance during the whole period of your assignment.

Vacation & Holidays

During your assignment you will be entitled to the number of vacation days in accordance with the Global Guidelines.

You will be entitled to the public holidays as determined by Host Country law and the Host Company’s policy and practice.

Working Schedule, Working Hours, etc.

During the assignment, you will be required to follow the working schedule and working hours of the Host Company.

Travel Security

PMI’s goal is to help our employees travel and work safely and securely wherever our business takes us. Please refer to the Travel Security page on PMI’s intranet site for travel security information, including specific information about your Host Country. Before leaving for your assignment or any pre-assignment trip, please ensure that you have completed an appropriate travel security training program. If you have any questions or concerns regarding health, safety or security in connection with your assignment, please contact Host Country People & Culture Team.

Privacy Policy and Data Protection

The Home Company and Host Company will, in the course of their business, process personal data relating to you, you give your consent to the Home and Host Company to: (a) process your personal information for their, and their Affiliates’, business purposes; (b) process your sensitive personal data where this is necessary for the administration of the employment relationship; (c) make your personal information available to their Affiliates or to third parties, where necessary for the purposes of the administration of your employment, or where required by law; (d) transfer your personal information within or outside your Home or Host Country, including where the country in question may not maintain data protection standards that are equivalent to those of your Home or Host Country.

Termination of Assignment

The Home Company may decide to terminate your assignment at any time. Except in the case of localization, at the end of your assignment, you will revert to the terms and conditions of employment under your

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

employment agreement with your Home Company, except that your compensation, benefits and other terms of employment may be adjusted to conform to the corresponding terms and conditions, benefit schemes and other policies and practices applicable to your return position with the Home Company or to any further assignment with another PMI affiliate.

The Company may decide at any time that continuation in an assignment role will require localization. Any decision on localization is taken in the light of periodic reviews by the Company of its Long Term Assignees. Localization will be in accordance with the provisions of the Global Guidelines.

Your assignment will terminate automatically if your employment with the Home Company is terminated (whether by you or by the Home Company).

Governing Law

Your employment by the Home Company, and the terms of your assignment to the Host Company, shall be governed by the substantive and procedural law of Switzerland, without giving effect to any principles relating to conflicts of laws.

We wish you every success in your assignment. Please return one copy of this letter duly signed for agreement.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ CONSTANTIN ROMANOV Constantin Romanov Vice President Total Rewards	/s/ RALF ZYSK Ralf Zysk Vice President Labour Relations

Acknowledgment

I acknowledge receipt of this letter and I agree with its terms. I have retained a copy of the letter for reference. I confirm that I have read the PMI Global Long Term Assignment Guidelines – Strategic, provided during the assignment briefing. I also acknowledge receipt of the Guidelines on Business Practice for Assignees, attached at Annex “A”, which I have read and understood.

Signed /s/ STACEY KENNEDY
         Stacey Kennedy

Date of Signature 22 June 2023

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Annex “A” to Assignment Letter

Guidelines on Business Practice for Assignees

1. Your assignment is an assignment to the Host affiliate. This means that you will continue to be an employee of your Home Company, but you will be temporarily assigned to the Host Company. The purpose of the assignment is so that you can undertake work on behalf of the Host Company for a temporary period.

2. Although you remain employed by your Home Company, for the period of your assignment you will be under the supervision and direction of the Host Company and you must comply with the guidelines, practices, rules and regulations of the Host Company from time to time in effect, as well as all applicable laws in the Host Country.

3. You also remain subject to many of your Home Company policies, to the extent that they do not conflict with those of the Host Country whilst you are on assignment. Further details can be found in the Global Guidelines.

4. During your assignment it is important that you do not do anything that may appear to be, or may be construed as, the conduct of business by or on behalf of the Home Company.

For example:
•You must not distribute business cards naming the Home Company;
•Your e-mail signature and contact details must reference the Host Company only;
•You must not use your Home Company title, but should use a title that is legally acceptable to, and approved by, the Host Company;
•You may send e-mails only from an e-mail address associated with the Host Company;
•You should not transact any business whatsoever on behalf of the Home Company.

5. During your assignment it is also important that you do not do anything that may bind the Home Company to any agreement, arrangement or business transaction.

For example:
•You may not sign any agreements, reports to third parties or regulatory filings on behalf of the Home Company, or on behalf of any other Company affiliates except the Host Company;
•You may not sign any document on behalf of the Home Company;
•You are expressly forbidden to bind the Home Company in any way, whether verbally or in writing.

Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01